UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 6, 2013

TCF FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-10253 (Commission File Number)	41-1591444 (IRS Employer Identification No.)

200 Lake Street East, Mail Code EX0-03-A, Wayzata, Minnesota 55391-1693

(Address of principal executive offices, including Zip Code)

(952) 745-2760

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]                      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]                      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]                      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]                      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05  Costs Associated With Exit or Disposal Activities.

On December 6, 2013, in connection with the Company’s ongoing efforts to pursue efficiencies in its operations, TCF National Bank (the “Bank”), the wholly-owned subsidiary of TCF Financial Corporation (the “Company”), approved the consolidation of 37 branches of the Bank with other nearby branches of the Bank. The branches are expected to be fully transitioned by the end of March 2014, subject to applicable regulatory requirements.

The estimated total pre-tax charges to be incurred in connection with these branch closures is expected to be between $7.4 and $7.8 million, consisting primarily of:

•                                         Between $4.6 and $4.8 million related to cash payments for contract termination and other expenses related to vacating the leased premises;

•                                         Between $2.3 and $2.4 million related to non-cash impairments of leasehold improvements and other equipment and other net costs; and

•                                         Between $0.5 and $0.6 million related to cash costs associated with impacted employees.

No additional material charges or future cash expenditures related to this consolidation are expected at this time. The Company expects the ongoing benefit of the branch consolidation will exceed the pre-tax charges set forth above, together with the estimated financial impact of related ongoing account attrition, over a period of approximately one year.

A copy of the press release issued by the Company is included as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit
99.1	Press Release issued December 11, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TCF FINANCIAL CORPORATION

/s/ William A. Cooper
William A. Cooper, Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Michael S. Jones
Michael S. Jones, Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Susan D. Bode
Susan D. Bode, Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

Dated:    December 11, 2013

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